1347 Property Insurance Holdings, Inc. S-1

Exhibit 10.22

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is entered into as of January 2, 2018, by and among 1347 Advisors LLC, a Delaware limited liability company (“1347 Advisors”), IWS Acquisition Corporation, a Florida corporation (“IWS” and, together with 1347 Advisors, the “Sellers”), and 1347 Property Insurance Holdings, Inc., a Delaware corporation (the “Company”). The Company, 1347 Advisors and IWS are referred to collectively herein as the “Parties.”

RECITALS

WHEREAS, the Company and 1347 Advisors previously entered into an Agreement to Buyout and Release dated February 24, 2015, pursuant to which, among other things, the Company: (i) issued to 1347 Advisors an aggregate of 120,000 shares of the Company’s Series B Preferred Stock and (ii) executed and delivered to 1347 Advisors a Performance Shares Grant Agreement dated February 24, 2015, (the “Performance Shares Agreement”) pursuant to which 1347 Advisors is entitled to receive an aggregate of 100,000 shares of common stock of the Company, par value $0.001, subject to the Company achieving certain performance milestones;

WHEREAS, 1347 Advisors and IWS previously entered into a letter agreement dated October 3, 2017, pursuant to which 1347 Advisors sold 60,000 shares of the Company’s Series B Preferred Stock to IWS (the “Series B Transaction”);

WHEREAS, after giving effect to the Series B Transaction, 1347 Advisors owns an aggregate of 60,000 shares of the Company’s Series B Preferred Stock (the “1347 Advisors Preferred Shares”) and IWS owns an aggregate of 60,000 shares of the Company’s Series B Preferred Stock (the “IWS Preferred Shares”);

WHEREAS, the Company has determined that it would be in the Company’s best interests to: (i) terminate the Performance Shares Agreement; (ii) repurchase the 1347 Advisors Preferred Shares; and, (iii) subject to certain contingencies, repurchase the IWS Preferred Shares (clauses (i), (ii) and (iii), collectively, the “Transactions”); and

WHEREAS, the Parties desire to enter into this Agreement to set forth in writing the terms and conditions of the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the actual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows.

Section 1.              Definitions.

“Capital Raise” means any issuance of equity or incurrence of indebtedness by the Company or any of its subsidiaries resulting in Net Issuance Proceeds in excess of $5,000,000.

“Losses” means all actions, suits, proceedings, hearings, investigations, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Net Issuance Proceeds” means, in respect of any Capital Raise, cash proceeds, net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company or partnership, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Security Interest” means any lien, encumbrance, mortgage, pledge, or other security interest.

Section 2.             1347 Advisors Transactions.

(a)          Purchase and Sale of 1347 Advisors Preferred Shares. At the First Closing, on and subject to the terms of this Agreement:

(i)         the Company shall purchase from 1347 Advisors, and 1347 Advisors shall sell, transfer, convey, and deliver to the Company, the 1347 Advisors Preferred Shares free and clear of any Security Interests; and

(ii)        the Company shall pay to 1347 Advisors an aggregate purchase price of $1,740,000 (the “1347 Advisors Purchase Price”), representing (i) $1,500,000, comprising $25 per Series B Preferred Share, and (ii) declared and unpaid dividends in respect of the 1347 Advisors Preferred Shares and the IWS Preferred Shares (in respect of the dividend payment due on February 23, 2018) amounting to $240,000 in the aggregate as of the Closing.

(b)          Termination of the Performance Shares Agreement.

(i)         Subject to the terms and conditions of this Agreement, each of the Company and 1347 Advisors agrees that the Performance Shares Agreement shall be terminated and cancelled as of the First Closing.

(ii)        In consideration of 1347 Advisors agreeing to voluntarily terminate the Performance Shares Agreement, the Company hereby agrees that at the First Closing it shall pay to 1347 Advisors an aggregate cash payment of $300,000 (the “Performance Award Termination Payment”).

Section 3.             IWS Transaction.

(a)          Subject to the terms and conditions of this Agreement, within five (5) business days after the Company’s receipt of the Net Issuance Proceeds of a Capital Raise, the Company shall purchase from IWS, and IWS shall transfer, convey, and deliver to the Company, the IWS Preferred Shares free and clear of any Security Interests.

(b)          In consideration of the IWS Preferred Shares, the Company shall pay to IWS an aggregate purchase price (the “IWS Purchase Price”), of $1,500,000, comprising $25 per Series B Preferred Share, without any dividend or interest payment in respect of the IWS Preferred Shares as of the Second Closing.

(c)          As a condition precedent to the obligations of the Company and IWS to consummate the transactions contemplated by this Section 3, the Company shall have successfully completed a Capital Raise within one hundred and twenty (120) days after the First Closing. The Company’s successful completion of a Capital Raise shall be a condition precedent to the obligations of the Company and IWS to consummate the transactions contemplated by this Section 3 and if a Capital Raise has not been completed within one hundred and twenty (120) days after the First Closing, the obligations of Company and of IWS to complete the purchase and sale of the IWS Preferred Shares shall terminate.

Section 4.             The Closings.

(a)          The First Closing. The closing of the transactions contemplated by Section 2 of this Agreement shall take place remotely via the exchange of documents and signatures on January 2, 2018, or at such other time and date as 1347 Advisors and the Company may agree (which time and date are designated as the “First Closing”).

(b)          The Second Closing. Subject to Section 3(c), the closing of the transactions contemplated by Section 3 of this Agreement shall take place remotely via the exchange of documents and signatures on such date and time as the Company and IWS mutually agree (the “Second Closing”); provided, that the Second Closing shall be no more than one hundred and fifty (150) days following the First Closing.

(c)          Deliveries at the Closings.

(i)         At the First Closing, (A) 1347 Advisors shall initiate the electronic or physical delivery of the 1347 Advisors Preferred Shares to the Company (and if physical delivery, the 1347 Advisors Preferred Shares duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly endorsed in blank) and (B) 1347 Advisors and the Company shall deliver an instrument reasonably satisfactory to them terminating the Performance Shares Agreement. The Company shall deliver to 1347 Advisors the 1347 Advisors Purchase Price and the Performance Award Termination Payment in immediately available funds by wire transfer to an account designated by 1347 Advisors.

(ii)        At the Second Closing, IWS shall initiate the electronic or physical delivery of the IWS Preferred Shares to the Company (and if physical delivery, the IWS Preferred Shares duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly endorsed in blank). The Company shall deliver to IWS the IWS Purchase Price in immediately available funds by wire transfer to an account designated by IWS.

Section 5.             Representations and Warranties of the Company. The Company represents and warrants to each of 1347 Advisors and IWS, as applicable, that the statements contained in this Section 5 are correct and complete as of the First Closing and the Second Closing, as applicable.

(a)          Organization. The Company is validly existing, and in good standing under the laws of the State of Delaware.

(b)          Authorization; Enforceability. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company has been duly authorized and no other corporate proceedings on the part of the Company are required to authorize this Agreement and the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application relating to or affecting, creditors’ rights and to general principles of equity.

(c)          Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency, or court to which the Company is subject, or any provision of the charter or bylaws of the Company, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which the Company is bound or to which any of the Company’s assets is subject (or result in the imposition of any Security Interest upon any of its assets), or (iii) require the Company to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d)          Solvency. After giving effect to the transactions contemplated by this Agreement, the Company has assets which, valued at their fair market values, exceed its liabilities.

Section 6.             Representations and Warranties of the Sellers. Each of the Sellers, on its own behalf, represents and warrants to the Company that the statements contained in this Section 6 are correct and complete as of the First Closing or Second Closing, as applicable.

(a)          Organization. The Seller is validly existing, and in good standing under the laws of its state of organization.

(b)          Authorization; Enforceability. The Seller has the requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Seller has been duly authorized and no other organizational proceedings on the part of the Seller are required to authorize this Agreement and the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application relating to or affecting, creditors’ rights and to general principles of equity.

(c)          Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency, or court to which the Seller is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), or (iii) require the Seller to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d)           Shares. The Seller holds of record and owns beneficially the 1347 Advisors Preferred Shares or the IWS Preferred Shares, as applicable, free and clear of any restrictions on transfer, Security Interests, options, warrants, purchase rights, commitments, and claims. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require it to sell, transfer, or otherwise dispose of any 1347 Advisors Preferred Shares or IWS Preferred Shares, as applicable (other than this Agreement). At the First Closing or Second Closing, as applicable, Seller will deliver to the Company good and valid title to the 1347 Advisors Preferred Shares or the IWS Preferred Shares, as applicable, free and clear of all Security Interests, except for restrictions on transfer arising under applicable federal and state securities laws.

Section 7.              Survival and Indemnification. All of the representations, warranties, covenants, and agreements contained in this Agreement shall survive the First Closing and Second Closing, as applicable. Each of the Sellers shall indemnify the Company from and against any Losses the Company may suffer resulting from, arising out of, relating to, or caused by a misrepresentation or breach by such Seller of the representations, warranties, covenants or agreements of such Seller contained in this Agreement. The Company shall indemnify each of the Sellers from and against any Losses such Seller may suffer resulting from, arising out of, relating to, or caused by a misrepresentation or breach by the Company of the representations, warranties, covenants or agreements of the Company contained in this Agreement.

Section 8.              Miscellaneous.

(a)           Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(b)           Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

(c)           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(d)           Headings The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)           Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given upon receipt if it is sent by facsimile (with confirmed receipt), or reputable express courier, and addressed or otherwise sent to the intended recipient as set forth below:

If to the Company:

1347 Property Insurance Holdings, Inc.

1511 N. Westshore Blvd., Suite 870

Tampa, Florida 33607

Attn: Chief Financial Officer

If to 1347 Advisors or IWS:

1347 Advisors LLC

150 Pierce Road

Itasca, Illinois 60143

Attn: William A. Hickey, Jr.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address or facsimile number set forth above using any other means (including personal delivery, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(f)            Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the internal substantive laws of the State of Delaware applicable to contracts executed and to be wholly-performed within such State.

(g)           Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(h)           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(i)            Expenses. The Sellers and the Company will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(j)            Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

1347 PROPERTY INSURANCE HOLDINGS, INC.

By:	/s/ John S. Hill
Name:	John S. Hill
Title:	Vice President, Chief Financial Officer and Secretary

1347 ADVISORS LLC

By:	/s/ Hassan R. Baqar
Name:	Hassan R. Baqar
Title:	Managing Director

IWS ACQUISITION CORPORATION

By:	/s/ Erik M. Wikander
Name:	Eric M. Wikander
Title:	President